                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                          :      CHAPTER 11
                                       :   CASE NO. 03-62695
iPCS, INC.,                            :   JUDGE DIEHL
                                       :
         Debtor.                       :
---------------------------------------:
                                       :   CHAPTER 11
IN RE:                          :      CASE NO. 03-62696
                                       :   JUDGE DIEHL
iPCS WIRELESS, INC.,                   :   (Jointly administered under
                                       :   Case No. 03-62695)
         Debtor.                       :
---------------------------------------:
                                       :   CHAPTER 11
IN RE:                          :      CASE NO. 03-62697
                                       :   JUDGE DIEHL
iPCS EQUIPMENT, INC.,                  :   (Jointly administered under
                                       :   Case No. 03-62695)
         Debtor.                       :
---------------------------------------:

================================================================================
            SECOND AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
                      FOR iPCS, INC., iPCS WIRELESS, INC.,
                                       AND
                              iPCS EQUIPMENT, INC.

                         Dated the 26th day of May, 2004

================================================================================

          Filed by: iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc., Debtors and Debtors in Possession


                           Attorneys for the Debtors:
                                James C. Cifelli
                                Gregory D. Ellis
                     Lamberth, Cifelli, Stokes & Stout, P.A.
                      3343 Peachtree Road, N.E., Suite 550

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                                Atlanta, GA 30326
                                 (404) 262-7373

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                                TABLE OF CONTENTS

ARTICLE I
     DEFINITIONS AND GENERAL PROVISIONS ..............................................................................-2-
               1.1         DEFINITIONS ...............................................................................-2-
               1.2         UNDEFINED TERMS ..........................................................................-14-
               1.3         TIME .....................................................................................-14-

ARTICLE II
     CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT .............................................................-14-
               2.1         SUMMARY ..................................................................................-14-
               2.2         DEEMED ACCEPTANCE OF PLAN ................................................................-15-
               2.3         DEEMED REJECTION OF PLAN .................................................................-15-

ARTICLE III
     TREATMENT OF CLAIMS AND INTERESTS ..............................................................................-15-
               3.1         CLASS 1 - OTHER SECURED CLAIMS ...........................................................-15-
               3.2         CLASS 2 - PRIORITY CLAIMS ................................................................-16-
               3.3         CLASS 3 - PREPETITION LENDER CLAIMS ......................................................-16-
               3.4         CLASS 4 - GENERAL UNSECURED CLAIMS .......................................................-17-
               3.5         CLASS 5 - UNSECURED CONVENIENCE CLAIMS ...................................................-17-
               3.6         CLASS 6 - SUBORDINATED CLAIMS ............................................................-17-
               3.7         CLASS 7 - INTERESTS ......................................................................-18-
               3.8         SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS ............................................-18-

ARTICLE IV
     TREATMENT OF UNCLASSIFIED CLAIMS ...............................................................................-18-
               4.1         SUMMARY ..................................................................................-18-
               4.2         ADMINISTRATIVE EXPENSE CLAIMS ............................................................-18-
               4.3         PRIORITY TAX CLAIMS ......................................................................-19-

ARTICLE V
     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES ..........................................................-19-
               5.1         ASSUMPTION OF SPRINT AGREEMENTS, AS AMENDED ..............................................-19-
               5.2         ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES .....................-19-
               5.3         CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES .....................-20-
               5.4         CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ............................-20-

ARTICLE VI
     MEANS FOR IMPLEMENTATION OF PLAN ...............................................................................-20-
               6.1         CONTINUED CORPORATE EXISTENCE ............................................................-20-
               6.2         POOLING OF CLAIMS ........................................................................-20-
               6.3         SPRINT SETTLEMENT ........................................................................-21-
               6.4         TRANSFER OF NOTES PROCEEDS ...............................................................-21-
               6.5         AMENDED CERTIFICATE OF INCORPORATION AND AMENDED BYLAWS ..................................-21-
               6.6         DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS ............................................-22-
               6.7         EMPLOYMENT, INDEMNIFICATION, AND OTHER AGREEMENTS, AND INCENTIVE COMPENSATION PROGRAMS ...-22-
               6.8         ISSUANCE OF NEW COMMON STOCK AND OTHER EQUITY INTEREST ...................................-23-
               6.9         CANCELLATION OF EXISTING SECURITIES OF iPCS AND OTHER AGREEMENTS .........................-23-
               6.10        CORPORATE ACTION .........................................................................-24-
               6.11        PRESERVATION OF CAUSES OF ACTION .........................................................-24-
               6.12        EXCLUSIVITY PERIOD .......................................................................-24-
               6.13        EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS .............................................-24-
               6.14        EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING FEES .................................-24-
               6.15        FURTHER AUTHORIZATION ....................................................................-25-

ARTICLE VII
     DISTRIBUTIONS ..................................................................................................-25-
               7.1         PAYMENT OF CLAIMS ........................................................................-25-
               7.2         DISTRIBUTION OF NEW COMMON STOCK .........................................................-25-
               7.3         TIME OF DISTRIBUTIONS ....................................................................-25-
               7.4         NO INTEREST ON CLAIMS OR INTERESTS .......................................................-25-
               7.5         SURRENDER OF SECURITIES OR INSTRUMENTS ...................................................-25-
               7.6         CLAIMS ADMINISTRATION RESPONSIBILITY .....................................................-26-
               7.7         DELIVERY OF DISTRIBUTIONS ................................................................-26-
               7.8         PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS .....................-27-
               7.9         FRACTIONAL SECURITIES; FRACTIONAL DOLLARS ................................................-28-
               7.10        NO RECOURSE ..............................................................................-28-
               7.11        WITHHOLDING TAXES ........................................................................-28-
               7.12        INDENTURE TRUSTEES CHARGING LIEN .........................................................-28-
               7.13        iPCS PLAN COMMITTEE ......................................................................-28-

ARTICLE VIII
     EFFECT OF PLAN ON CLAIMS AND INTERESTS .........................................................................-29-
               8.1         REVESTING OF ASSETS ......................................................................-29-
               8.2         DISCHARGE OF THE DEBTORS .................................................................-29-
               8.3         COMPROMISES AND SETTLEMENTS ..............................................................-29-


               8.4         RELEASE BY DEBTORS OF CERTAIN PARTIES ....................................................-30-
               8.5         RELEASE BY HOLDERS OF CLAIMS AND INTERESTS ...............................................-30-
               8.6         SETOFFS ..................................................................................-31-
               8.7         EXCULPATION AND LIMITATION OF LIABILITY ..................................................-31-
               8.8         INDEMNIFICATION OBLIGATIONS ..............................................................-31-
               8.9         INJUNCTION ...............................................................................-32-
               8.10        EFFECT OF CONFIRMATION ...................................................................-32-
               8.11        RESERVATION OF RIGHTS OF THE ESTATES .....................................................-33-
               8.12        SUBORDINATION RIGHTS .....................................................................-33-

ARTICLE IX
     CONDITIONS PRECEDENT ...........................................................................................-33-
               9.1         CONDITIONS TO CONFIRMATION ...............................................................-33-
               9.2         CONDITIONS TO THE EFFECTIVE DATE .........................................................-33-
               9.3         WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION .....................................-34-

ARTICLE X
     RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT ....................................................-34-
               10.1        RETENTION OF JURISDICTION ................................................................-34-
               10.2        ALTERNATIVE JURISDICTION .................................................................-35-
               10.3        FINAL DECREE .............................................................................-35-

ARTICLE XI
     MISCELLANEOUS PROVISIONS .......................................................................................-35-
               11.1        MODIFICATION OF THE PLAN .................................................................-35-
               11.2        CREDITORS' COMMITTEE. ....................................................................-36-
               11.3        APPLICABLE LAW ...........................................................................-36-
               11.4        PREPARATION OF ESTATES' RETURNS AND RESOLUTION OF TAX CLAIMS .............................-36-
               11.5        HEADINGS .................................................................................-36-
               11.6        REVOCATION OF PLAN .......................................................................-36-
               11.7        CONFIRMATION OF PLANS FOR SEPARATE DEBTORS ...............................................-36-
               11.8        NO ADMISSIONS; OBJECTION TO CLAIMS .......................................................-36-
               11.9        NO BAR TO SUITS ..........................................................................-36-

ARTICLE XII
     REQUEST FOR CONFIRMATION PURSUANT TO SECTION 1129(B) ...........................................................-37-

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                          :      CHAPTER 11
                                       :   CASE NO. 03-62695
iPCS, INC.,                            :   JUDGE DIEHL
                                       :
         Debtor.                       :
---------------------------------------:
                                       :   CHAPTER 11
IN RE:                          :      CASE NO. 03-62696
                                       :   JUDGE DIEHL
iPCS WIRELESS, INC.,                   :   (Jointly administered under
                                       :   Case No. 03-62695)
         Debtor.                       :
---------------------------------------:
                                       :   CHAPTER 11
IN RE:                          :      CASE NO. 03-62697
                                       :   JUDGE DIEHL
iPCS EQUIPMENT, INC.,                  :   (Jointly administered under
                                       :   Case No. 03-62695)
         Debtor.                       :
---------------------------------------:

================================================================================

            SECOND AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION

                                  INTRODUCTION

        COME NOW iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc., debtors and debtors-in-possession in the above-captioned cases, and propose this Second Amended and Restated Joint Plan of Reorganization for the resolution of the outstanding Claims against and Interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in Article 1.1 of this Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

                                    ARTICLE I
                       DEFINITIONS AND GENERAL PROVISIONS

        For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1.1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

        1.1 DEFINITIONS. The following definitions apply in the Debtors' Plan of Reorganization:

        (a) "Administrative Expense Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Filing Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Cases, Professional Compensation, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

        (b) "Administrative Claims Bar Date" means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

        (c) "Affiliates" has the meaning given such term by section 101(2) of the Bankruptcy Code.

        (d) "Allowed Amount" means, with regard to a Claim against any Debtor, the amount of such Claim as may be agreed to by the Debtors and the Holder or as may be determined by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code and this Plan.

        (e)     "Allowed Claim" means a Claim against any Debtor:

                (1)     With regard to which -

                        (A) a proof of claim was timely filed on or before the Claims Bar Date or other applicable date for the filing of a proof of claim; or

                        (B) a proof of claim was deemed timely filed pursuant to section 1111(a) of the Bankruptcy Code or the filing of a proof of claim was not required; or

                        (C) if an Administrative Expense Claim arising prior to December 31, 2003, other than claims for Professional Compensation, a motion for payment was timely filed pursuant to the Bar Order; and

                (2)     which Claim -

                        (A)     is not a Disputed Claim; or

                        (B) is valid, enforceable, and not subject to avoidance or subordination under the Bankruptcy Code or other applicable law and is allowed (and only to the extent allowed) pursuant to section 502 of the Bankruptcy Code by a Final Order of the Bankruptcy Court or other court of competent jurisdiction or by agreement with the Debtors pursuant to Article 5.6.

        (f) "Allowed Secured Claim" means that portion of a Secured Claim that is an Allowed Claim.

        (g) "Allowed Unsecured Claim" means an Unsecured Claim that is an Allowed Claim.

        (h) "Amended By-Laws" means the Amended and Restated By-Laws of Reorganized iPCS, which shall be in substantially the form contained in the Plan Supplement.

        (i) "Amended Certificate of Incorporation" means the amended and restated Certificate of Incorporation of Reorganized iPCS, which shall be in substantially the form contained in the Plan Supplement.

        (j) "Asserted Amount" shall mean, with regard to Avoidance Actions under Sections 547, 548, or 549 of the Bankruptcy Code, the total amount of the transfers sought to be avoided. With regard to other claims, including, without limitation, Retained Actions, Asserted Amount shall mean the gross amount of the claim the Debtor seeks to recover. With regard to Claims, Asserted Amount shall mean the total amount of the Claim sought to be allowed as an Allowed Claim against any Debtor, subject to estimation by the Bankruptcy Court pursuant to
Article 7.8.

        (k)     "Assets" means, collectively, all of the property, as defined by section 541 of the Bankruptcy Code of the Estates of the Debtors (including, without limitation, all of the assets, property, interests (including equity interests) and effects, real and personal, tangible and intangible, including Estate Actions), wherever situated as such properties exist on the Effective Date or thereafter.

        (l) "Avoidance Action" means any claim or cause of action of an Estate arising out of or maintainable pursuant to sections 510, 542, 543, 544, 546, 547, 548, 549, 550 or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether such action has been commenced prior to the Effective Date.

        (m) "Ballot" means each of the ballot forms that are distributed with the Disclosure Statement to Holders of Claims included in Classes that are Impaired under this Plan and entitled to vote under Article II of this Plan to accept or reject this Plan.

        (n) "Bankruptcy Case" means, with respect to each Debtor, the Chapter 11 case initiated by such Debtor's filing on the Filing Date of a voluntary petition for relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

        (o)     "Bankruptcy Code" means Title 11 of the United States Code.

        (p) "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Georgia or, in the event such court ceases to exercise jurisdiction over any Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over such Bankruptcy Case in lieu of the United States Bankruptcy Court for the Northern District of Georgia.

        (q)     "Bankruptcy Rules" means the Federal Rules of Bankruptcy
Procedure.

        (r) "Bar Order" means any order entered by the Bankruptcy Court requiring the filing of certain proofs of claim on or before the Claims Bar Date, and the filing of motions for payment of certain Administrative Expense Claims on or before the Claims Bar Date.

        (s) "Business Day" means any day on which commercial banks are required to be open for business in Chicago, Illinois.

        (t) "Cash" means legal tender of the United States of America and equivalents thereof.

        (u) "Causes of Action" means all Avoidance Actions and any and all of a Debtor's and the Reorganized Debtors' actions, causes of action, suits, accounts, agreements, promises, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity, or otherwise.

        (v) "Certificate" means any instrument, including, without limitation, any note, bond, indenture, or other document evidencing or creating any indebtedness or obligation of the Debtors evidencing a Claim.

        (w)     "Chief Restructuring Officer" means Timothy M. Yager.

        (x) "Claim" means a claim against one of the Debtors (or all or some of them) whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

        (y)     "Claims Bar Date" means, as applicable: (1) April 30, 2004; or
(2) such other date as the Bankruptcy Court may fix as the deadline with respect to other claims.

        (z)     "Claims Objection Deadline" means September 30, 2004.

        (aa) "Class 4 Shares of New Common Stock" means shares of New Common Stock constituting one hundred percent (100%) of the authorized New Common Stock less the amount of New Common Stock to be distributed or allocated to management and other employees pursuant to Article 6.7 of this Plan.

        (bb)    "Classes" means a category of Claims or Interests described in
Article III of this Plan.

        (cc) "Committee" means the Official Committee of Unsecured Creditors appointed in the Debtors' Bankruptcy Cases pursuant to section 1102(a) of the Bankruptcy Code.

        (dd) "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order.

        (ee) "Confirmation Hearing" means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be continued.

        (ff) "Confirmation Order" means the order confirming the Plan pursuant to section 1129 of the Bankruptcy Code that the Bankruptcy Court enters, which shall be in substantially the form attached to the Plan Supplement.

        (gg) "Continuing Indemnification Rights" means those Indemnification Rights held by any Indemnitee who is a Released Party and serves as a director, officer or employee (or in any similar capacity) of the Reorganized Debtors immediately following the occurrence of the Effective Date together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Filing Date.

        (hh) "Convenience Class Election" means the election to be made by a holder of an Allowed Unsecured Claim pursuant to Article 3.5.

        (ii) "Cure Amount" means an amount agreed to by the Debtors and the non-debtor party to any Executory Contract or Unexpired Lease assumed pursuant to the Plan, or, absent an agreement, an amount to be determined by the Bankruptcy Court upon Motion filed by the Debtor or the non-debtor party to any assumed Executory Contract or Unexpired Lease on or before the 45th day after the Effective Date as sufficient to satisfy the Debtors' obligations under section 365(b) of the Bankruptcy Code with respect to the Debtors' assumption of such Executory Contract or Unexpired Lease.

        (jj) "Debtor" or "Debtors" means, individually, iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc., and collectively, all of iPCS, Inc., iPCS Wireless and iPCS Equipment, Inc., each of which is a Debtor in its Bankruptcy Case.

        (kk) "Designated Notice" means notice and an opportunity for a hearing as defined in section 102(a) of the Bankruptcy Code, with notice limited to the Debtors, the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Debtors. For thirty (30) days after the Confirmation Date, Designated Notice means notice pursuant to that certain Order limiting notice entered by the Bankruptcy Court on February 25, 2003 in each Debtor's Bankruptcy Case.

        (ll) "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

        (mm) "Disputed Claim" means an alleged Claim against any Debtor as to which an objection has been filed or a response in opposition to a motion for payment of the Claim has been made, or as to which there is a dispute between any Debtor and the Holder of the alleged Claim that is the subject of pending litigation as of the Confirmation Date, and that a Final Order or agreement pursuant to Article 8.1 has not resolved.

        (nn) "Distribution" means any distribution by the Debtors or Reorganized Debtors to the Holders of Allowed Claims.

        (oo) "Distribution Date" means (a) the Initial Distribution Date, (b) first Business Day after the end of the months of March, June, September, and December, commencing with the first such date to occur more than ninety (90) days after the Effective Date and until the (c) Final Distribution Date; provided, however, that (i) a Distribution Date (other than the Initial Distribution Date and Final Distribution Date) shall not occur if the aggregate value of the consideration to be distributed on account of Allowed Claims on any Distribution Date is less than One Hundred Thousand and 00/100 Dollars ($100,000.00), in which case the amount to be distributed shall be retained and added to the amount to be distributed on the next Distribution Date, and (ii) any Unsecured Claim that becomes Allowed less than twenty (20) Business Days prior to a Distribution Date shall be treated as a Disputed Claim for the purposes of the Distribution occurring on such Distribution Date and shall not receive a Distribution until the Distribution Date immediately succeeding such Distribution Date.

        (pp) "Distribution Reserve" means the New Common Stock to be held for Distribution to Holders to be reserved pending allowance of Disputed Claims in accordance with Article 7.8 of this Plan.

        (qq) "District Court" means the United States District Court for the Northern District of Georgia, Atlanta Division.

        (rr) "Effective Date" means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which the Plan shall take effect, which date shall be not more than 5 Business Days after the later of (i) the date on which the Confirmation Order becomes a Final Order; and (ii) the date on which the conditions to the Effective Date provided for in the Plan have been satisfied or waived.

        (ss)    "Equipment" means iPCS Equipment, Inc., one of the Debtors.

        (tt) "Escrow Account" means the escrow account established pursuant to the Escrow Agreement to maintain the proceeds of the Notes Offering and other amounts related thereto.

        (uu) "Escrow Agent" means the escrow agent under the Escrow Agreement, including any replacement or successor appointed pursuant to the terms thereof.

        (vv) "Escrow Agreement" means the Escrow Agreement entered into between Escrow Company and Escrow Agent governing the disposition of the Escrow Deposit, including, without limitation, the proceeds of the Notes Offering.

        (ww) "Escrow Company" means iPCS Escrow Company, a wholly owned, indirect subsidiary of iPCS formed to facilitate the Notes Offering.

        (xx)    "Escrow Deposit" means the amount of Cash in the Escrow Account.

        (yy) "Estate" means, with regard to each Debtor, the estate that was created by the commencement by a Debtor of a Bankruptcy Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges of such Debtor and any and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had effective as of the commencement of the Bankruptcy Case, or which such Estate acquired after the commencement of the Bankruptcy Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise.

        (zz) "Executory Contract or Unexpired Lease" means all executory contracts and unexpired leases to which any of the Debtors are a party other than the Sprint Agreements.

        (aaa) "Existing Securities" means shares of common stock of iPCS that are authorized, issued and outstanding on the Effective Date immediately prior to the Plan taking effect.

        (bbb)   "Filing Date" means February 23, 2003.

        (ccc) "Final Distribution" means the Distribution by the Debtors or Reorganized Debtors that satisfies all Allowed Claims to the extent provided in and in accordance with the Plan.

        (ddd) "Final Distribution Date" means the Distribution Date on which the Final Distribution is made.

        (eee) "Final Order" means an order of the Bankruptcy Court, the District Court, or any other court as to which (1) any appeal that has been taken has been finally determined or dismissed, or (2) the time for appeal has expired and no appeal has been filed timely. (In the case of an order of the Bankruptcy Court, the time for appeal, for purposes of this definition, shall be the time permitted for an appeal to the District Court.)

        (fff) "General Unsecured Claims" means any Unsecured Claim other than a Unsecured Convenience Claim or a Subordinated Claim.

        (ggg)   "Holder" means a holder of a Claim or Interest.

        (hhh) "Impaired" shall have the meaning ascribed thereto in section 1124 of the Bankruptcy Code.

        (iii) "Indemnification Rights" means any obligations of the Debtors to indemnify, reimburse, advance, or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtor's certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for, or on behalf of the Debtors.

        (jjj) "Indemnitee" means all parties who are entitled to assert Indemnification Rights pursuant to Article 8.8.

        (kkk) "Indenture Trustee" means, with respect to the Prepetition Notes Indenture, BNY Midwest Trust Company, as successor to CTC Illinois Trust Company, in its capacity as trustee under such indenture.

        (lll) "Indenture Trustee Charging Lien" shall have the meaning ascribed to it in Article 7.12 hereof.

        (mmm) "Indenture Trustee Expenses" means any reasonable fees and reasonable documented out-of-pocket costs and expenses incurred after the Petition Date and through and including the Final Distribution Date by the Indenture Trustee under the Prepetition Notes Indenture. Such amounts shall include, without limitation, the reasonable documented out-of-pocket costs and expenses and reasonable fees of legal counsel to the Indenture Trustee (as determined in accordance with the Prepetition Notes).

        (nnn)   "Initial Distribution Date" means the Effective Date.

        (ooo) "Initial Holder" means, (a) any Person who will initially hold shares of New Common Stock on the Effective Date, (b) any investment fund for which any person thereof acts as manager and holds the New Common Stock, (c) any partnership or other entity for which any person thereof acts directly or indirectly as a general partner, managing member or controlling stockholder and holds the New Common Stock, and (d) any person otherwise affiliated with any of the foregoing individuals or entities.

        (ppp)   "Insurance Coverage" shall have the meaning ascribed to it in
Article 8.8 hereof.

        (qqq) "Interests" means the equity interests in the Debtors, including, but not limited to, the Existing Securities and the common stock of Equipment and Wireless and any options, warrants, puts, calls, subscriptions or other similar rights or other agreements, commitments, or outstanding securities obligating any of the Debtors to issue, transfer, purchase, redeem, or sell any shares of capital stock or other securities, any claims arising out of any appraisal or dissenter's rights, any claims arising from rescission of a purchase, sale or other acquisition of any common stock or other equity security (or any right, claim, or interest in and to any common stock or equity security) of any of the Debtors, and any claims for damages or any other relief arising from any such purchase, sale, or other acquisition of such common stock or other equity security.

        (rrr)   "iPCS" means iPCS, Inc., one of the Debtors.

        (sss) "iPCS Committee By-Laws" means the By-Laws of the iPCS Plan Committee, which shall be in substantially the form contained in the Plan Supplement.

        (ttt) " iPCS Escrow Holding Company" means iPCS Escrow Holding Company, a wholly owned subsidiary of iPCS formed to facilitate the Notes Offering.

        (uuu)   "iPCS Plan Committee" shall have the meaning ascribed to it in
Article 7.13 hereof.

        (vvv) "Lien" has the meaning set forth in Section 101(37) of the Bankruptcy Code.

        (www) "Management Incentive Plan" has the meaning assigned to such term in Article 6.7 of the Plan. Such plan shall be in substantially the form contained in the Plan Supplement.

        (xxx) "New Common Stock" means the common stock, par value $0.01 per share, of the Reorganized iPCS to be issued pursuant to the Plan.

        (yyy) "New Common Stock Registration Rights Agreement" means a registration rights agreement entered into by Reorganized iPCS in favor of certain Initial Holders, which shall be in substantially the form contained in the Plan Supplement.

        (zzz) "New Note Holders" means any Person that holds notes issued pursuant to the New Notes Indenture, the indenture trustee under the New Notes Indenture and the joint book-running managers for the Notes Offering.

        (aaaa) "New Notes Indenture" means that certain indenture that has been executed by Escrow Company in connection with the Notes Offering, as such indenture may be amended, supplemented, or otherwise modified from time to time. Such indenture is in the form contained in the Plan Supplement.

        (bbbb) "New Notes Purchase Agreement" means the purchase agreement by and among Escrow Company, iPCS, Wireless and Equipment, and the joint book-running managers for the Notes Offering, which is in the form contained in the Plan Supplement.

        (cccc) "New Notes Registration Rights Agreement" means the registration rights agreement entered into by Escrow Company, iPCS, Wireless and Equipment for the benefit of New Note Holders, which is in the form contained in the Plan Supplement.

        (dddd) "Notes Offering" means the issuance and sale by Escrow Company in a transaction under Rule 144A of the Securities Act of senior unsecured notes which produced gross proceeds to the Debtors of $165,000,000 (One-Hundred Sixty-Five Million Dollars) as approved by the Bankruptcy Court pursuant to the Notes Offering Order.

        (eeee) "Notes Offering Order" means the order approving the Notes Offering entered by the Bankruptcy Court on March 24, 2004.

        (ffff) "Notes Proceeds" means the net proceeds received by Escrow Company from the Notes Offering.

        (gggg) "Other Secured Claim" means a Secured Claim other than a Prepetition Lender Claim.

        (hhhh) "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

        (iiii) "Plan" means this Plan of Reorganization as the same may hereafter be amended or modified.

        (jjjj) "Plan Supplement" means the forms of Amended By-Laws, Amended Certificate of Incorporation, Management Incentive Plan, New Notes Indenture, New Notes Purchase Agreement, New Common Stock Registration Rights Agreement, New Notes Registration Rights Agreement, the Escrow Agreement, iPCS Plan Committee By-Laws, and Confirmation Order, which shall be filed with the Bankruptcy Court on or before June 21, 2004, except with respect to the form of the Confirmation Order, which will filed on or before the date of the commencement of the hearing on the approval of the Disclosure Statement.

        (kkkk) "Post-Confirmation Administrative Expenses" means costs and expenses incurred, after the Confirmation Date, in connection with the administration and consummation of this Plan, by the Debtors, the Reorganized Debtors, and professionals employed by the Debtor or the Reorganized Debtors, and with respect to the Committee, for services rendered by counsel for the Committee, or expenses of members of the Committee, from the Confirmation Date through the Effective Date, including, without limitation, Post-Confirmation Professional Compensation and any costs or expenses incident to the ownership or disposition of any Asset.

        (llll) "Post-Confirmation Professional Compensation" means claims for compensation earned, and reimbursement of expenses incurred, by attorneys or other professionals employed by the Debtors, the Reorganized Debtors, in connection with services rendered after the Confirmation Date and, with respect to counsel for the Committee, claims for compensation earned, and reimbursement of expenses from the Confirmation Date through the Effective Date, with regard to the Retained Actions or Causes of Action, the distribution of funds to creditors, the administration of the cases, and any other aspect of implementation of this Plan.

        (mmmm) "Prepetition Agent" means Toronto Dominion (Texas), Inc., as administrative agent, or any successor administrative agent, under the Prepetition Credit Agreement.

        (nnnn) "Prepetition Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of July 12, 2000, by and among Debtors, Prepetition Agent, and the lenders thereunder, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

        (oooo) "Prepetition Lender Claims" means all Secured Claims arising under or pursuant to the Prepetition Credit Agreement, exclusive of all default interest due under the Prepetition Credit Agreement.

        (pppp) "Prepetition Lenders" means the Holders of the Prepetition Lender Claims.

        (qqqq) "Prepetition Note Claims" means all Claims arising under or pursuant to the Prepetition Notes or the Prepetition Notes Indenture.

        (rrrr) "Prepetition Notes Indenture" means that certain indenture dated as of July 12, 2000, by and among Debtors and the Indenture Trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time.

        (ssss) "Prepetition Notes" means the 14.0 % Notes due July 15, 2010 in the aggregate principal amount of $300,000,000 issued by iPCS pursuant to the Prepetition Notes Indenture.

        (tttt) "Priority Claim" means a claim entitled to priority under the provisions of section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or a Priority Tax Claim.

        (uuuu) "Priority Tax Claim" means a Claim against the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

        (vvvv) "Pro Rata" means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims plus the Asserted Amount of all Disputed Claims in the same Class.

        (wwww) "Professional Compensation" means (1) any amounts that the Bankruptcy Court allows pursuant to section 330 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by professionals employed by the Debtors and the Committee; (2) amounts due YMS Management, LLC; and (3) any amounts the Bankruptcy Court allows pursuant to sections 503(b)(3) and (4) of the Bankruptcy Code in connection with the making of a substantial contribution to the Bankruptcy Cases.

        (xxxx) "Record Date" means the date established in the Confirmation Order or any other order of the Bankruptcy Court for determining the identity of holders of Allowed Claims entitled to Distributions under this Plan. If no Record Date is established in the Confirmation Order, then the Record Date shall be the Confirmation Date.

        (yyyy) "Released Parties" means collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the hearing on the Disclosure Statement, (ii) the Committee and all members of the Committee in their respective capacities as such, (iii) Indenture Trustee, in its capacity as such, (iv) the Prepetition Lenders in their capacities as such, (v) the Prepetition Agent in its capacity as such,
(vi) the New Note Holders in their capacities as such, and (vii) with respect to each of the above-named Persons, the Debtors and such Person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        (zzzz) "Reorganized Debtor" or "Reorganized Debtors" means, individually, any Debtor and, collectively, all of the Debtors, in each case from and after the Effective Date.

        (aaaaa) "Reorganized iPCS" means iPCS from and after the Effective Date.

        (bbbbb) "Retained Actions" means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors' Estate may hold against any Person (other than the New Note Holders), including, without limitation, (a) claims and Causes of Action brought prior to the Effective Date, except for any claims and Causes of Action against Sprint, including, without limitation, those set forth in the Sprint Complaints, (b) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (c) claims and causes of Action relating to strict enforcement of any of the Debtors' intellectual property rights, including patents, copyrights and trademarks, and (d) claims and Causes of Action seeking the recovery of any of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors' or the Reorganized Debtors' businesses, including, without limitation, claim overpayments and tax refunds; provided, however, that the foregoing shall not include claims explicitly released under this Plan or by Final Order of the Bankruptcy Court prior to the date hereof.

        (ccccc) "Schedules" means, with respect to any Debtor, the Schedules of Assets and Liabilities, including any amendment thereto, such Debtor files in its Bankruptcy Case.

        (ddddd) "Secured Claim" means a claim (as defined in section 101(5) of the Bankruptcy Code) against any Debtor to the extent secured by a Lien on any property of any Debtor to the extent of the value of said property as provided in section 506(a) of the Bankruptcy Code.

        (eeeee) "Securities Act" means the Securities Act of 1933, as amended.

        (fffff) "Sprint" means Sprint Spectrum L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas corporation, WirelessCo, L.P., a Delaware limited partnership, Sprint Communications Company L.P., a Delaware limited partnership, and Sprint Corporation, a Kansas corporation.

        (ggggg) "Sprint Agreements" means that certain Sprint PCS Management Agreement, Sprint PCS Services Agreement, and two Sprint Trademark and Service Mark License Agreements, each between Wireless, as successor to Illinois PCS, LLC, and certain of the Sprint parties, and each dated and effective as of January 22, 1999, together with all addenda and amendments thereto.

        (hhhhh) "Sprint Complaints" means (a) adversary proceeding, Case no. 03-06063-MGD, filed February 23, 2003, Northern District of Georgia, Atlanta Division, filed by Debtors against Sprint Corporation, Sprint Spectrum L.P., WirelessCo, L.P., and SprintCom, Inc. in the Bankruptcy Cases; and (b) adversary proceeding, Case no. 03-06464-MGD, filed August 22, 2003 by the Committee against Sprint Corporation, Sprint Spectrum L.P., WirelessCo, L.P., and SprintCom, Inc. in the Bankruptcy Cases.

        (iiiii) "Sprint Settlement Agreement" means that certain Settlement Agreement and Mutual Release entered into as of March 26, 2004, by and among Sprint, the Debtors, the Committee, and the Prepetition Agent on behalf of the Prepetition Lenders.

        (jjjjj) "Subordinated Claim" means any Unsecured Claim that is subordinated in priority to Allowed General Unsecured Claims pursuant to the provisions of section 510 of the Bankruptcy Code or other applicable law.

        (kkkkk) "Unimpaired" means, with respect to a Class of Claims or Interests, any Class that is not Impaired.

        (lllll) "Unsecured Claim" means any Claim against any Debtor that is not a Secured Claim, a Priority Claim, a Priority Tax Claim or an Administrative Claim.

        (mmmmm) "Unsecured Convenience Claim" means (a) any Allowed Unsecured Claim other than as to Prepetition Notes in an amount that is equal to or less than $10,000; or (b) any Allowed Unsecured Claim other than as to Prepetition Notes in an amount that is greater than $10,000 whose

Holder has agreed in writing or by designation on their Ballot to reduce their Allowed Unsecured Claim to $10,000.

        (nnnnn) "Wireless" means iPCS Wireless, Inc., one of the Debtors.

        (ooooo) "YMS Management Agreement" means that certain Restructuring Management Services Agreement between iPCS and YMS Management, LLC dated January 27, 2003 as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

        1.2 UNDEFINED TERMS. A term used in the Plan and not defined herein, but that is defined in the Bankruptcy Code, has the meaning given to that term in the Bankruptcy Code.

        1.3 TIME. Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day which is a Saturday, Sunday, or legal holiday under the laws of the United States of America or the State of Georgia, then the time for the next occurrence or happening of said event shall be extended to the next day following which is not a Saturday, Sunday, or legal holiday.

                                   ARTICLE II
               CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

        2.1 SUMMARY. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of the Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in this Article II shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

        For purposes of classification and treatment under this Plan, Claims against iPCS, Equipment, and Wireless, respectively, are classified in a single class regardless of whether such Claims are assertable against one or more of iPCS, Equipment or Wireless. The Debtors do not believe that such classification or treatment adversely affects the rights of any Holder of a Claim. The Debtors do not intend, by so classifying Claims, to effect a substantive consolidation of any of the Debtors or their respective Estates. Rather, the separate corporate existence of each of the Debtors is preserved under the Plan in accordance with Article 5.2 of the Plan. Notwithstanding the single classification and treatment, the Claims against iPCS, Equipment and Wireless, respectively, shall be deemed to be in a separate and distinct subclass for each respective Debtor for purposes of voting on, and determining acceptance of, the Plan.

        For purposes of classification and treatment under this Plan, Interests against iPCS, Equipment and Wireless, respectively, are classified in three subclasses.

        The classification of Claims under this Plan is as follows:

Class           Designation                        Impairment                 Entitled to Vote
-----           -----------                        ---------                  ----------------
1               Other Secured Claims               Unimpaired                 No
2               Priority Claims                    Unimpaired                 No
3               Prepetition Lender Claims          Unimpaired                 No
4               General Unsecured Claims           Impaired                   Yes
5               Unsecured Convenience Claims       Impaired                   Yes
6               Subordinated Claims                Impaired                   No

        The classification of Interests under this Plan are as follows:

7A              iPCS Interests                     Impaired                   No
7B              Wireless Interests                 Unimpaired                 No
7C              Equipment Interests                Unimpaired                 No

        2.2 DEEMED ACCEPTANCE OF PLAN. Classes 1, 2, 3, 7B and 7C are Unimpaired under the Plan. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, Classes 1, 2, 3, 7B and 7C are deemed to accept the Plan and are not entitled to vote to accept or reject the Plan.

        2.3 DEEMED REJECTION OF PLAN. The holders of Subordinated Claims in Class 6 and Interests in Class 7A will not receive or retain any property under the Plan, and, pursuant to section 1126(g) of the Bankruptcy Code, are deemed to reject the Plan, and, therefore, are not entitled to vote to accept or to reject the Plan.

                                   ARTICLE III
                        TREATMENT OF CLAIMS AND INTERESTS

        3.1     CLASS 1 - OTHER SECURED CLAIMS

                (a) CLASSIFICATION: Class 1 consists of all Other Secured Claims. Each Allowed Other Secured Claim shall be deemed to be a separate and distinct subclass for purposes of voting on, and determining acceptance of, the Plan.

                (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 1 Other Secured Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 1 Other Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Other Secured Claim, one of the following alternative treatments, at the election of the Debtors:

                        (1) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights;

                        (2) the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder's Allowed Class 1 Other Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or

                        (3) such Allowed Class 1 Other Secured Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class 1 Other Secured Claim that occurred before or after the commencement of the Chapter 11 Case shall be deemed cured upon the Effective Date.

                (c) VOTING: Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Other Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

        3.2     CLASS 2 - PRIORITY CLAIMS

                (a)     CLASSIFICATION: Class 2 consists of all Priority Claims.

                (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class 2 Priority Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments, at the election of the Debtors:

                        (1) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on the Effective Date;

                        (2) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

                        (3) such Claim otherwise will be treated in any other manner so that such Claims shall otherwise be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

                (c) VOTING: Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

        3.3     CLASS 3 - PREPETITION LENDER CLAIMS.

        (a)     CLASSIFICATION: Class 3 consists of all Prepetition Lender
Claims.

        (b) TREATMENT: Each Holder of an Allowed Class 3 Prepetition Lender Claim shall receive, in full and final satisfaction of such Allowed Prepetition Lender Claim, on the Initial Distribution Date, a Cash payment in an amount equal to one hundred percent (100%) of such Holder's Allowed Class 3 Prepetition Lender Claim, which payment shall be made to the Prepetition Agent to be distributed pursuant to the terms of the Prepetition Credit Agreement.

        (c) VOTING: Class 3 is an Unimpaired Class, and the Holders of Allowed Class 3 Prepetition Lender Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

        3.4     CLASS 4 - GENERAL UNSECURED CLAIMS.

        (a)     CLASSIFICATION: Class 4 consists of all General Unsecured
Claims.

        (b) TREATMENT: Each Holder of an Allowed Class 4 General Unsecured Claim shall receive, in full and final satisfaction of such Allowed Class 4 General Unsecured Claim, on (i) the Initial Distribution Date or (ii) the first Distribution Date after the date on which such General Unsecured Claim becomes an Allowed Claim, such Holder's Pro-Rata share of the Class 4 Shares of New Common Stock.

        (c) VOTING: Class 4 is an Impaired Class, and pursuant to section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4 General Unsecured Claim in entitled to vote to accept or reject the Plan.

        3.5     CLASS 5 - UNSECURED CONVENIENCE CLAIMS

        (a)     CLASSIFICATION: Class 5 consists of all Unsecured Convenience
Claims.

        (b) TREATMENT: After the later of (i) the Initial Distribution Date, and (ii) the date on which its Unsecured Convenience Claim becomes an Allowed Claim, each Holder of an Allowed Class 5 Unsecured Convenience Claim shall receive, in full and final satisfaction of such Holder's Allowed Class 5 Claim, a Cash payment in an amount equal to fifty percent (50%) of such Holder's Allowed Class 5 Unsecured Convenience Claim.

        (c) VOTING: Class 5 in an Impaired Class. Pursuant to section 1126 of the Bankruptcy Code the Holders of Allowed Class 5 Unsecured Convenience Claims are each entitled to vote to accept or reject the Plan.

        (d) CONVENIENCE CLASS ELECTION: Each Holder of an Unsecured Claim (other than a Holder of Pre-Petition Notes) with an Allowed Claim of $10,000 or less may elect to be treated as a Holder of an Unsecured Convenience Claim by written agreement between the Holders and Debtors or by designation on their Ballot.

        3.6     CLASS 6 - SUBORDINATED CLAIMS.

        (a)     CLASSIFICATION: Class 6 consists of all Subordinated Claims.

        (b) TREATMENT: The Holders of Subordinated Claims will receive no distributions on account of their respective Claims and all rights with respect thereto will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

        (c) VOTING: Class 6 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 6 Subordinated Claims are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

        3.7     CLASS 7 - INTERESTS.

        (a) CLASSIFICATION: Class 7A consists of all Interests in iPCS; Class 7B consists of all Interests in Wireless; and Class 7C consists of all Interests in Equipment.

        (b) TREATMENT: Reorganized iPCS shall retain its Interests in Equipment and Wireless. The Holders of Class 7A Interests in iPCS will receive no distributions on account of such Interests and such Interests will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

        (c) VOTING: With respect to iPCS, Class 7A is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 7A Interests in iPCS are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan. With respect to Wireless and Equipment, Classes 7B and 7C are Unimpaired Classes, and the Holders of Class 7B and Class 7C Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holder of Interests in Classes 7B and 7C are not entitled to vote to accept or reject the Plan.

        3.8 SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS. Except as otherwise provided in the Plan, which Plan includes approval of the Sprint Settlement Agreement, nothing under the Plan is intended to, or shall affect, the Debtors' or Reorganized Debtors' rights and defenses in respect of any Claim that is Unimpaired under the Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.

                                   ARTICLE IV
                        TREATMENT OF UNCLASSIFIED CLAIMS

        4.1 SUMMARY. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

        4.2 ADMINISTRATIVE EXPENSE CLAIMS. Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) the Initial Distribution Date, (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred by the Debtors in the ordinary course of business, or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan, including any tax obligations arising after the Petition Date, will be paid or performed by Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements or non-bankruptcy law governing such obligations.

        4.3 PRIORITY TAX CLAIMS. Subject to all rights available to the Reorganized Debtors pursuant to section 505 of the Bankruptcy Code, and other applicable law, to seek determination or reduction or otherwise contest the Allowed Amount of Priority Tax Claims, jurisdiction of the Bankruptcy Court as to any Priority Tax Claim being expressly and specifically retained and preserved herein, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Initial Distribution Date, or upon such other terms as may be agreed upon by such Holder and Reorganized Debtors or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Bankruptcy Cases had not been commenced, (ii) survive after the Effective Date as if the Bankruptcy Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In accordance with Section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                    ARTICLE V
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        5.1 ASSUMPTION OF SPRINT AGREEMENTS, AS AMENDED. On the Effective Date and pursuant to sections 365, 1123(b)(2) and (3) of the Bankruptcy Code, the Debtors shall: (i) assume the Sprint Agreements, as amended by Addendum VIII thereto; and (ii) pay to Sprint, in Cash, the amount specified in the Sprint Settlement Agreement, in satisfaction of the Debtors' obligations under section 365(b) of the Bankruptcy Code, with respect to any defaults that may exist with respect to the Sprint Agreements for all periods through April 1, 2004, in each case pursuant to and in accordance with the Sprint Settlement Agreement. Notwithstanding the foregoing, the parties shall continue to be liable to each other for any amounts for or that relate to services rendered and goods provided under the Sprint Agreements and in accordance with past practice after the Filing Date and up to April 1, 2004 to the extent specifically provided for in Exhibit A to the Sprint Settlement Agreement, as modified.

        5.2 ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. On the Effective Date, all Executory Contracts and Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (1) have been previously rejected by any Debtor pursuant to an order of the Bankruptcy Court, (2) are the subject of a motion filed by any Debtor to reject which is pending on the Effective Date, (3) are identified as being rejected on a list to be filed by the Debtors with the Bankruptcy Court, and served on the non-debtor parties under the agreements listed thereon, no later than 10 (ten) Business Days prior to the last date for filing objections to confirmation of the Plan, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease that is assumed by any Debtor hereunder or pursuant to any order entered by the Bankruptcy Court shall be deemed to be assigned to Reorganized Debtors on the Effective Date.

        5.3 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES. All proofs of claim with respect to Claims arising from the rejection pursuant to the Plan of any Executory Contract or Unexpired Lease, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order by the Bankruptcy Court confirming the Plan and approving such rejection. Any Claims arising from the rejection of Executory Contracts or Unexpired Leases that become Allowed Claims are classified and shall be treated as Class 4 or Class 5 Unsecured Claims depending on the amount of the claim. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, the Estate and property of the Debtors or Reorganized Debtors unless otherwise ordered by the Bankruptcy Court or provided in this Plan.

        5.4 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any Cure Amounts with respect to any Executory Contract or Unexpired Lease assumed by the Debtor shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Initial Distribution Date, or as soon as is practicable after the Cure Amount is agreed to or determined by the Bankruptcy Court, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the existence of any default or the amount of any Cure Amount, (2) the ability of any Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the payment of the Cure Amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

                                   ARTICLE VI
                        MEANS FOR IMPLEMENTATION OF PLAN

        6.1 CONTINUED CORPORATE EXISTENCE. Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each Debtor is incorporated and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such

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Certificate or articles of incorporation and bylaws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

        6.2 POOLING OF CLAIMS. As set forth in Article 2.1, the Plan provides for the pooling of Claims asserted against any of the Debtors for purposes of distributions under the Plan and not for voting purposes. For such limited purposes, on the Effective Date, (a) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the Debtors; and (b) each Claim filed in the Bankruptcy Cases of any Debtor shall be deemed a Claim against and an obligation of each of the Debtors. Such pooling will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, (b) affect intercompany Claims of Debtors against Debtors, which intercompany Claims shall survive entry of the Confirmation Order notwithstanding Article 8.2 of this Plan, and (c) affect Interests held by iPCS in Wireless and Equipment which Interests shall be retained by iPCS.

        6.3 SPRINT SETTLEMENT. The Plan includes settlement of all claims by and between the Debtors and Sprint arising from or related to the Sprint Agreements through April 1, 2004, and the performance by the Debtors and Sprint of their respective obligations thereunder, including but not limited to all claims asserted in the Sprint Complaints and any counterclaim asserted, or that could have been asserted, or any claim or counterclaims which could have been asserted by Sprint with respect thereto. Pursuant to the Sprint Settlement Agreement, the Sprint Agreements, as amended, will be assumed by the Debtors upon the Effective Date of the Plan, as provided in Article 5.1 of the Plan.

        6.4 TRANSFER OF NOTES PROCEEDS. In connection with the Effective Date, the Debtors and Reorganized Debtors shall take such actions as may be necessary or appropriate and as are consistent with the terms of the Plan, the Escrow Agreement, the New Notes Purchase Agreement and the New Notes Indenture to effect the release of the Escrow Deposit, including, without limitation, the Notes Proceeds, from the Escrow Account to the Reorganized Debtors, for purposes of funding the Distributions required by this Plan, the payment of all fees relating to the Notes Offering, the payment of professional expenses relating to the Notes Offering, and for use by the Reorganized Debtors in a manner consistent with the Plan. Such actions may include: (a) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, the Escrow Agreement, the New Notes Purchase Agreement and New Notes Indenture; (b) the merger of Escrow Company and iPCS Escrow Holding Company with and into iPCS, with Reorganized iPCS being the surviving corporation; and (c) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate. On the Effective Date, (i) the New Notes Indenture and all agreements, documents or instruments executed and delivered in connection therewith, including, without limitation, those obligations set forth in the New Notes Registration Rights Agreement and the New Notes Purchase Agreement, shall constitute legal, valid, binding and authorized obligations of each Reorganized Debtor and shall be enforceable in accordance with their terms, and (ii) the Reorganized Debtors shall be unconditionally and irrevocably, jointly and severally, liable for all obligations

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arising under or related to the New Notes Indenture and all agreements, documents, or instruments executed and delivered in connection therewith, in each case with respect to clauses (i) and (ii) above, without any requirement of further action by the stockholders, officers, or directors of the Reorganized Debtors.

        6.5 AMENDED CERTIFICATE OF INCORPORATION AND AMENDED BYLAWS. The Amended Certificate of Incorporation and Amended Bylaws of each of the other Reorganized Debtors shall be adopted as may be required in order that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Amended Certificate of Incorporation of iPCS shall, among other things, (a) authorize the issuance of New Common Stock; and (b) provide, to the extent necessary to comply with section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities for a period of two (2) years from the Effective Date and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The form of the Amended Certificate of Incorporation and Bylaws of the Debtors will be attached to the Plan Supplement. Any modification to the certificates of incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date.

        6.6     DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS.

                (a) OFFICERS. Subject to their employment contracts as assumed by this Plan and subject to the authority of the board of directors of the Reorganized Debtors, on the Effective Date (i) the term of the office of Chief Restructuring Officer will expire, the Chief Restructuring Officer shall serve in the offices of president and chief executive officer of the Reorganized Debtors until the next annual meeting of the stockholders of Reorganized iPCS, or until a successor is elected and qualified; and (ii) all other existing senior officers of the Debtors in office on the Effective Date shall serve in their current capacities with the Reorganized Debtors after the Effective Date.

                (b) DIRECTORS OF iPCS, WIRELESS AND EQUIPMENT. On the Effective Date, the term of the current members of the board of directors will expire. The initial board of directors of Reorganized iPCS from and after the Effective Date shall consist of 7 (seven) directors, three of whom shall be Timothy M. Yager, Eric Ensor and Donald Bell, and the other four of whom shall be designated by the Committee after consultation with the Debtors, to be identified on a list to be filed by the Debtors with the Bankruptcy Court no later than 5 (five) Business Days prior to the Confirmation Hearing, with each such director to serve until the next annual meeting of the stockholders of Reorganized iPCS, or until their successors are elected and qualified. The initial board of directors of Wireless from and after the Effective Date shall be Timothy Yager, Stebbins B. Chandor, and Patricia Greteman, with each such director to serve until the next annual meeting of the stockholders of Wireless, or until their successors are elected and qualified. The initial board of directors of Equipment from and after the Effective Date shall be Timothy Yager, Stebbins B. Chandor, and Patricia Greteman, with each such director to serve until the next annual meeting of the stockholders of Equipment, or until their successors are elected and qualified.

        6.7 EMPLOYMENT, INDEMNIFICATION, AND OTHER AGREEMENTS, AND INCENTIVE COMPENSATION PROGRAMS. To the extent that any of the Debtors have in place as of the Effective Date employment, indemnification, and other agreements with their respective active directors, officers and employees who will continue in such capacities (or similar capacities) after the Effective Date, or welfare benefit plans and other plans for such Persons, such agreements, programs, and plans shall be deemed to be assumed pursuant to the Plan and shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs, and plans. Such agreements and plans may include equity, bonus, and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided further that pursuant to the Management Incentive Plan there shall be reserved for members of management, directors, and other employees of the Reorganized Debtors 10% of the shares of New Common Stock; and provided further that all amounts due to YMS Management, LLC pursuant to the YMS Management Agreement shall be paid on the Effective Date. After the Effective Date, the Reorganized Debtors shall each have the authority, consistent with the applicable agreements and their Amended Certificate of Incorporation and Amended Bylaws, to terminate, amend, or enter into employment, retirement, indemnification, and other agreements with their respective directors, officers, and employees and to terminate, amend, or implement incentive compensation plans, retirement income plans, welfare benefit plans, and other plans for employees.

        6.8     ISSUANCE OF NEW COMMON STOCK AND OTHER EQUITY INTEREST.

                (a) NEW COMMON STOCK. On the Effective Date, iPCS will authorize the issuance of 10,000,000 (Ten Million) shares of New Common Stock, 90% of which shall be issued for purposes of Distribution to Holders of Allowed Class 4 Claims under this Plan, with the remaining 10% to be reserved for certain members of management, directors, and other employees of the Reorganized Debtors, who participate in the Management Incentive Plan. Reorganized iPCS will issue the New Common Stock for Distribution to Holders of Allowed Class 4 Claims under this Plan. The remaining 10% of New Common Stock reserved for certain members of management, directors, and other employees of the Reorganized Debtors shall be issued from time to time as authorized by the Management Incentive Plan or by the Reorganized Debtors consistent with any applicable agreements and their Amended Certificate of Incorporation and Amended Bylaws. The issuance of New Common Stock and the Distributions thereof as described above will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

                (b) NEW COMMON STOCK REGISTRATION RIGHTS AGREEMENT. Any Initial Holder receiving Distributions of New Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted under the securities laws, shall be entitled to become a party to the New Common Stock Registration Rights Agreement, which provides that Reorganized iPCS will provide certain registration rights to such holders for the New Common Stock. The form of the New Common Stock Registration Rights Agreement will be attached to the Plan Supplement.

                (c) LISTING. Reorganized iPCS shall use its reasonable efforts to list the New Common Stock (i) on a national securities exchange or the NASDAQ Stock Market; or (ii) if Reorganized iPCS cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (iii) if Reorganized iPCS cannot satisfy the

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applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system.

        6.9 CANCELLATION OF EXISTING SECURITIES OF iPCS AND OTHER AGREEMENTS. On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness (including, without limitation, the Prepetition Credit Agreements, the Prepetition Notes Indenture and the Prepetition Notes) or obligation of or ownership interest in the Debtors, except for the Interests of iPCS in Wireless and Equipment, Escrow Company, and iPCS Escrow Holding Company, will be deemed to be fully and finally cancelled, (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, will be released and discharged, and
(c), all Claims, Liens, charges, encumbrances, and rights related to any Claim or Interest, including, without limitation, those existing under the Prepetition Credit Agreement and any other documents, except to the extent specifically permitted under Article 3.1 of the Plan, shall be terminated, null and void, and of no effect; PROVIDED, HOWEVER, that the Prepetition Notes Indenture and other agreements that govern the rights of the Holders of the Prepetition Notes shall continue in effect solely for the purposes of allowing the Indenture Trustee, agent or servicer thereunder to make the distributions to be made on account of such Claims under the Plan, as provided herein, and allowing such Indenture Trustee to enforce its Indenture Trustee Charging Lien, as more particularly described in Article 7.12 hereof.

        6.10 CORPORATE ACTION. Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.

        6.11 PRESERVATION OF CAUSES OF ACTION. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

        6.12 EXCLUSIVITY PERIOD. The Debtors will retain the exclusive right to amend or modify their Plan, and to solicit acceptances of any amendments to or modifications of their Plan, through and until the Effective Date.

        6.13 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS. The Chief Restructuring Officer, or his respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

        6.14 EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING FEES. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

        6.15 FURTHER AUTHORIZATION. The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.

                                  ARTICLE VII
                                 DISTRIBUTIONS

        7.1 PAYMENT OF CLAIMS. On the Effective Date, or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall make Distributions required under the Plan from the Note Proceeds and other available funds to pay Administrative Expense Claims which are Allowed Claims, Claims for Professional Compensation as such Claims are Allowed by the Bankruptcy Court, all Allowed Class 1 Claims pursuant to Article 3.1, all Allowed Class 2 Claims pursuant to Article 3.2, all Allowed Class 3 Claims pursuant to Article 3.3, and all Allowed Class 5 Claims pursuant to Article 3.5.

        7.2 DISTRIBUTION OF NEW COMMON STOCK. On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall distribute New Common Stock to Holders of Class 4 Claims that are Allowed Claims as of the Record Date, pursuant to the procedures in Article 7.7.

        7.3 TIME OF DISTRIBUTIONS. Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, Distributions under this Plan shall be made on the Initial Distribution Date and on each Distribution Date thereafter.

        7.4 NO INTEREST ON CLAIMS OR INTERESTS. Unless otherwise specifically provided for in this Plan, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a Holder, postpetition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Filing Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

        7.5 SURRENDER OF SECURITIES OR INSTRUMENTS. On or before the Effective Date, or as soon as practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Reorganized Debtors, and take all necessary steps to evidence such surrender (including, without limitation, with respect to the Prepetition Agent and the Prepetition Lenders, upon written request of the Debtors or Reorganized

Debtors, the delivery of UCC termination statements and other instruments and certificates to evidence the cancellation of the Prepetition Credit Agreement) and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this Article 7.5 shall not apply to any Secured Claims reinstated pursuant to
Article 3.1 of this Plan. No Distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Reorganized Debtors or the unavailability of such Certificate is reasonably established to the satisfaction of the Reorganized Debtors. Any Holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any Distribution hereunder, and all property in respect of such forfeited Distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

        7.6     CLAIMS ADMINISTRATION RESPONSIBILITY.

                (a) REORGANIZED DEBTORS. Subject to Article 8.3 herein, the Reorganized Debtors will have sole responsibility and authority for administering, disputing, objecting to, compromising, or otherwise resolving and making Distributions (if any) with respect to all Claims against in the Debtors.

                (b) FILING OF OBJECTIONS. Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Holder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Holder's behalf in the Bankruptcy Cases.

                (c) DETERMINATION OF CLAIMS. Except as otherwise agreed by the Debtors in writing or as set forth in this Plan, any Claim as to which a proof of claim was timely filed in the Bankruptcy Cases shall be determined and liquidated pursuant to a Final Order of the Bankruptcy Court (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or if filed, remains pending) shall be deemed, to the extent applicable, an Allowed Claim, in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in this Article
7.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

                7.7 DELIVERY OF DISTRIBUTIONS. Distributions to Holders of Allowed Claims shall be made by the Reorganized Debtors (a) at the addresses set forth on the proofs of claim filed by such Holders (or at the last known addresses of such Holders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors or Reorganized Debtors after the date of any related proof of claim, or (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Debtors or Reorganized Debtors have not received a written notice of a change of address. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder's then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made in Cash shall be retained by the Reorganized Debtors until such Distributions are claimed. All Cash Distributions returned to the Reorganized Debtors and not claimed within six months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Common Stock returned to the Debtors and not claimed within one year of return shall irrevocably revert to the Reorganized Debtors. Upon such reversion, the claim of any Holder or its successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

        7.8     PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT
CLAIMS.

                (a) NO DISTRIBUTIONS PENDING ALLOWANCE. No payments or Distributions will be made with respect to any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

                (b) DISTRIBUTION RESERVE. The Reorganized Debtors shall withhold shares of New Common Stock in such amount as the Reorganized Debtors reasonably determine is necessary to enable them to make the Distributions required to be made to Class 4 Holders in the Bankruptcy Cases, when the allowance or disallowance of each Disputed Claim or other contingent claim, including any Claims arising from the rejection of any Executory Contract or Unexpired Lease, is ultimately determined. To the extent that the reserve is based on an amount as to any Disputed Claim that is less than the amount of the proof of claim filed with respect to such Disputed Claim, or the Disputed Claim is unliquidated, the Debtors shall file a list of such affected Disputed Claims with the Bankruptcy Court, which list shall be served on any affected Holders no later than 10 (ten) Business Days prior to the last date for filing objections to confirmation of the Plan. To the extent that the reserve is based on a Claim arising from the rejection of any Executory Contract or Unexpired Lease under the Plan, the Debtors shall, at such time as they file a list identifying such rejected Executory Contract or Unexpired Lease pursuant to Article 5.3 of the Plan, identify the amount of reserve for the putative Claim arising from the rejection of such Executory Contract or Unexpired Lease. Absent objection filed on or before the last date established for filing objections to confirmation of the Plan, the Debtors' estimation of each Disputed Claim for the purposes of the Distribution Reserve required by this Article shall be final. Any objections shall be determined by agreement of the Debtors or the Bankruptcy Court. The Reorganized Debtors also shall place in the Distribution Reserve any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such Distributions are made or such obligations arise. The Holder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim. Nothing in this Plan or Disclosure Statement will be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim.

                (c) DISTRIBUTIONS AFTER ALLOWANCE. Promptly after a Disputed Claim becomes an Allowed Claim, the Reorganized Debtors, with respect to all Distributions other than to Class 4 Holders, will distribute on the next succeeding Distribution Date, to the Holder thereof any Cash or other property that would have been distributed on the dates Distributions were previously made to Holders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to any Disputed Claim that is a Class 4 Claim for less than the Asserted Amount, the excess remaining New Common Stock, or other Property in the Distribution Reserve on account of the resolution of the Disputed Claim for less than the Asserted Amount, will be distributed Pro Rata to Class 4 Holders on the next Distribution Date. All Distributions made under this Article of this Plan on account of an Allowed Claim will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

                (d) DEMINIMIS DISTRIBUTIONS. The Reorganized Debtors shall have no obligation to make a Distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if the amount to be distributed to the specific holder of the Allowed Claim is or has a value less than $100.00.

        7.9 FRACTIONAL SECURITIES; FRACTIONAL DOLLARS. Any other provision of this Plan notwithstanding, payments of fractions of dollars or shares of New Common Stock will not be made. Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars or fractions of New Common Stock. Whenever any payment of a fraction of a dollar or New Common Stock under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar or share (up or down), with half dollars and fractions less than 1/2 being rounded down.

        7.10 NO RECOURSE. No Holder of any Disputed Claim shall have any recourse against the Debtors, the Estates, or the Reorganized Debtors, or any professionals employed by any of them, in the event any reserve established herein is insufficient to pay an Allowed Claim.

        7.11 WITHHOLDING TAXES. The Debtors shall deduct any federal or state withholding taxes from any payments made with respect to Allowed Claims, as appropriate, and shall otherwise comply with section 346 of the Bankruptcy Code.

        7.12 INDENTURE TRUSTEES CHARGING LIEN. On the Effective Date, Reorganized iPCS will pay the Indenture Trustees' Fees and Expenses in full and in Cash, in an amount to be agreed upon among Reorganized iPCS and the Indenture Trustee. In the event that the parties cannot reach agreement on the amount thereof, such amount shall be determined by the Bankruptcy Court pursuant to a motion filed with the Court, but without the requirement of a fee application. Any Indenture Trustee Charging Lien shall automatically be deemed released upon the Indenture Trustee's receipt of payment. Such payments shall be in full and final satisfaction of all pre- and post-petition Claims of the Indenture Trustee. Distributions to Holders of Prepetition Notes will not be reduced on account of payments made to the Indenture Trustee, as applicable, on account of the Indenture Trustee Charging Liens.

        7.13 iPCS PLAN COMMITTEE. On or before the Effective Date, the Committee shall appoint the members of the iPCS Plan Committee from the existing Committee members for the purpose of overseeing the Claims reconciliation and settlement process set forth in Articles 7.8 and 8.3 herein. The iPCS Plan Committee may make application to the Bankruptcy Court for the reimbursement of any legal fees and reasonable out-of-pocket expenses (e.g., telephone, fax, post, travel), if any, incurred by the iPCS Plan

Committee or its members in furtherance of their obligations hereunder. The iPCS Plan Committee shall act in accordance with the iPCS Plan Committee By-Laws.

                                  ARTICLE VIII
                     EFFECT OF PLAN ON CLAIMS AND INTERESTS

        8.1 REVESTING OF ASSETS. Except as otherwise explicitly provided in this Plan, on the Effective Date all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Filing Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests of creditors and equity security holders, except as specifically provided in the Plan and subject to the terms of the New Notes Indenture. As of the Effective Date, and subject to Article 8.3 herein, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests, without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

        8.2 DISCHARGE OF THE DEBTORS. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Filing Date and that arise from a termination of employment or a termination of any employee benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such a Claim, right, or Interest accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the Effective Date occurring.

        8.3 COMPROMISES AND SETTLEMENTS. In accordance with Article 7.8 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 8.1 of this Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in this Plan, and subject to the restrictions and procedures set forth below. Notwithstanding any other provision of this Plan, after the Effective Date, both the Debtors and the Reorganized Debtors shall settle and compromise Claims and Causes of Action according to the following procedures: (i) if the resulting settlement provides for an Allowed Claim in an amount less than or equal to $100,000, Reorganized Debtors may settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, in their sole discretion and without notice to any party; and (ii) if the resulting settlement provides for an Allowed Claim in an amount greater than $100,000, Reorganized Debtors may settle the Disputed Claim in accordance with the provisions set forth in the iPCS Plan Committee By-Laws, which provides the iPCS Plan Committee with, among other things, the right to object to settlement of any such Disputed Claim.

        8.4 RELEASE BY DEBTORS OF CERTAIN PARTIES. Pursuant to section 1123(b)(3) of the Bankruptcy Code effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Bankruptcy Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Bankruptcy Cases. The Reorganized Debtors, the Committee, iPCS Plan Committee, and other potential representative of the Estates shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

        8.5 RELEASE BY HOLDERS OF CLAIMS AND INTERESTS. ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THIS PLAN OR IS PRESUMED TO HAVE VOTED FOR THIS PLAN PURSUANT TO SECTION 1126 (f) OF THE BANKRUPTCY CODE; AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN (EACH, A "RELEASE OBLIGOR"), SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT THIS
ARTICLE 8.5 SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL ENTITY EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE EXCHANGE ACT, THE SECURITIES ACT, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

        8.6 SETOFFS. The Debtors may, but shall not be required to, set off against any Claim, the payments or other Distributions to be made pursuant to this Plan in respect of such Claim against claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder. Nothing herein shall be deemed to create or authorize any rights of setoff for the Reorganized Debtors with respect to obligations existing under the New Notes Indenture.

        8.7 EXCULPATION AND LIMITATION OF LIABILITY. The Debtors, the Reorganized Debtors, the Committee, the members of the Committee in their capacities as such, the Prepetition Agent in its capacity as such, the Prepetition Lenders in their capacities as such, any indenture trustee for the Prepetition Notes serving after the Filing Date in its/their capacity as such, the New Note Holders in their respective capacities as such, and any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Holder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors' Bankruptcy Cases, negotiation and filing of this Plan, filing the Bankruptcy Cases, the Notes Offering, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Bankruptcy Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. No Holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article for any act or omission in connection with, relating to or arising out of the Bankruptcy Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan.

        8.8 INDEMNIFICATION OBLIGATIONS. In satisfaction and compromise of the Indemnitees' Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date, except for Continuing Indemnification Rights for present officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Bankruptcy Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to maintain directors' and officers' insurance providing coverage for only those Indemnitees who are present officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, and any of such parties' successors and assigns and are currently covered by such policies for a period of two years after the Effective Date, shall maintain tail coverage under policies in existence as of the Effective Date, for such Indemnities to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person's service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage") and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy in an aggregate amount not to exceed $5,000,000; (c) the insurers who issue the Insurance Coverage are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

        8.9 INJUNCTION. The satisfaction, release, and discharge pursuant to this Article VIII shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

        8.10    EFFECT OF CONFIRMATION.

                (a) BINDING EFFECT. On the Confirmation Date the provisions of the Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted the Plan.

                (b) EFFECT OF CONFIRMATION ON AUTOMATIC STAY. Except as provided otherwise in this paragraph, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

                (c) FILING OF REPORTS. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.

                (d) POST-CONFIRMATION DATE RETENTION OF PROFESSIONALS. Upon the Confirmation Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Debtors and Reorganized Debtors will employ and pay professionals in the ordinary course of business, and, with respect to counsel retained by the Committee such retention shall continue through the Effective Date and the Debtors and Reorganized Debtors shall pay Committee counsel in the ordinary course of business.

        8.11 RESERVATION OF RIGHTS OF THE ESTATES. All Retained Actions of any kind or nature whatsoever, against third parties arising before the Confirmation Date, whether known or unknown and regardless of whether the existence of same has been disclosed, that have not been disposed of prior to the Confirmation Date including, without limitation, Avoidance Actions, shall be preserved for the benefit of the Estates.

        8.12 SUBORDINATION RIGHTS. Upon receipt of the Distribution contemplated by Article 3.3 for the payment in full satisfaction of the Prepetition Lender Claims, the Prepetition Lenders agree and stipulate that any subordination rights that they may have against the Prepetition Note Claims as provided for in either the Prepetition Credit Agreement, Prepetition Notes Indenture, or such other document, are hereby fully satisfied and shall no longer have any effect.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

        9.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 9.3 of this Plan:

        (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

        (b) The Confirmation Order shall be in form and substance set forth in the Plan Supplement or otherwise reasonably acceptable to the Debtors, the Committee, and counsel to the New Note Holders.

        9.2 CONDITIONS TO THE EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 9.3 of this Plan:

        (a) All conditions precedent to the consummation of the Notes Offering and the release of the Escrow Deposit and the payment of all fees relating to the Notes Offering shall have been waived or satisfied in accordance with the terms thereof.

        (b) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated by Article 5.1 of this Plan.

        (c) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

        (d) Each Exhibit, document or agreement to be executed in connection with this Plan shall be in form and substance set forth in the Plan Supplement, and otherwise reasonably acceptable to the Debtors and the Committee.

        9.3 WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION. The conditions set forth in Article 9.1 (other than 9.1(b)) and Article 9.2 (other than 9.2(a)) of this Plan may be waived, in whole or in part, with the consent of both the Debtors and the Committee, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing; provided, however that if the Debtors and Committee can not agree on the waiver of conditions in
Article 9.1 and Article 9.2 the Bankruptcy Court can resolve such dispute. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                    ARTICLE X
           RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT

        10.1 RETENTION OF JURISDICTION. Subsequent to the Effective Date, the Bankruptcy Court shall have or retain jurisdiction for the following purposes:

        (a) To adjudicate objections concerning the allowance, priority or classification of claims and any subordination thereof, including, without limitation, all rights available to the Reorganized Debtors pursuant to section 505 of the Bankruptcy Code, and other applicable law, to seek determination or reduction or otherwise contest the Allowed Amount of Priority Tax Claims, jurisdiction of the Bankruptcy Court as to any such Priority Tax Claim being expressly and specifically retained and preserved herein, and to establish a date or dates by which objections to claims must be filed to the extent not established herein;

        (b) To liquidate the amount of any disputed, contingent, or unliquidated claim, to estimate the amount of any disputed, contingent, or unliquidated claim, to establish the amount of any reserve required to be withheld from any distribution under the Plan on account of any disputed, contingent, or unliquidated claim, and to resolve any objection to a settlement of a disputed, contingent, or unliquidated claim by the iPCS Plan Committee;

        (c) To resolve all matters related to the rejection, and assumption and/or assignment, of any Executory Contract or Unexpired Lease of the Debtors;

        (d) To hear and rule upon all Retained Actions, Avoidance Actions, and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors, including, without limitation the Sprint Complaints;

        (e)     To hear and rule upon all applications for Professional
Compensation;

        (f) To remedy any defect or omission or reconcile any inconsistency in the Plan, as may be necessary to carry out the intent and purpose of the Plan;

        (g) To construe or interpret any provisions in this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of the Plan, to the extent authorized by the Bankruptcy Code;

        (h) To adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;

        (i) To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of the Plan, including the Distribution of funds from the Estates and the payment of claims;

        (j) To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

        (k) To hear and determine any tax disputes concerning the Debtors and to determine and declare any tax effects under the Plan;

        (l) To determine such other matters as may be provided for in the Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

        (m) To determine any controversies, actions or disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan; and

        (n)     To enter a Final Decree.

        10.2 ALTERNATIVE JURISDICTION. In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter. If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.

        10.3 FINAL DECREE. The Bankruptcy Court may, upon application of the Reorganized Debtors after Designated Notice, at any time on or after 120 days after the first Distribution of Cash, enter a Final Decree in these cases, notwithstanding the fact that additional funds may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an Order closing these cases pursuant to section 350 of the Bankruptcy Code, provided, however, that: (a) the Reorganized Debtors shall continue to have the rights, powers, and duties set forth in this Plan; (b) any provision of this Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court or as set forth in Article 8.3 of this Plan; and (c) the Bankruptcy Court may from time to time reopen the Bankruptcy cases if appropriate for any of the following purposes: (1) administering Assets; (2) entertaining any adversary proceedings, contested matters or applications the Debtors have brought or bring with regard to the liquidation of Assets and the prosecution of Causes of Action; (3) enforcing or interpreting the Plan or supervising its implementation; or (4) for other cause.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

        11.1 MODIFICATION OF THE PLAN. The Debtors may modify this Plan pursuant to section 1127 of the Bankruptcy Code and as herein provided, to the extent applicable law permits. The Debtors may modify the Plan, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto; PROVIDED, HOWEVER, that the Debtors may only modify sections 9.1 through 9.3 of this Plan with the consent of the Committee. In the event of any modification on or before confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes. The Debtors reserve the right in accordance with section 1127 of the Bankruptcy Code to modify this Plan at any time before the Confirmation Date.

        11.2 CREDITORS' COMMITTEE. The Committee shall not continue to exist following the Effective Date, except for the limited purpose of filing any fee applications.

        11.3 APPLICABLE LAW. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by the laws of the State of Georgia.

        11.4 PREPARATION OF ESTATES' RETURNS AND RESOLUTION OF TAX CLAIMS. The Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority.

        11.5 HEADINGS. The headings of the Articles and the Sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning thereof.

        11.6 REVOCATION OF PLAN. The Debtors reserve the right, unilaterally and unconditionally, to revoke and/or withdraw the Plan at any time prior to entry of the Confirmation Order, and upon such revocation and/or withdrawal the Plan shall be deemed null and void and of no force and effect.

        11.7 CONFIRMATION OF PLANS FOR SEPARATE DEBTORS. In the event the Debtors are unable to confirm this Plan with respect to all Debtors, the Debtors reserve the right, unilaterally and unconditionally, to proceed with the Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.

        11.8 NO ADMISSIONS; OBJECTION TO CLAIMS. Nothing in this Plan shall be deemed to constitute an admission that any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity as being the holder of a claim is the Holder of an Allowed Claim, except as expressly provided in this Plan. The failure of the Debtors to object to or examine any claim for purposes of voting shall not be deemed a waiver of the Debtors' rights to object to or reexamine such Claim in whole or in part.

        11.9 NO BAR TO SUITS. Neither this Plan nor confirmation hereof shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Cause of Action, or any other legal action against any Holder of a Claim or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity, whether such Cause of Action, or any other legal action arose prior to or after the Confirmation Date, and whether or not the existence of such Cause of Action or any other legal action was disclosed in any disclosure statement filed by the Debtors in connection with this Plan.

                                  ARTICLE XII
              REQUEST FOR CONFIRMATION PURSUANT TO SECTION 1129(B)

        12.1 If all requirements for Confirmation are met except the provisions of section 1129(a)(8) of the Bankruptcy Code, the Debtors request that the Plan be confirmed pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 6 and 7A and any other Impaired Class not accepting the Plan.

        Dated this 26th day of May, 2004.

                                         iPCS, INC.; iPCS WIRELESS, INC.; AND
                                         iPCS EQUIPMENT, INC.

                                         LAMBERTH, CIFELLI, STOKES
                                            & STOUT, P.A.

                                         By: /s/Gregory D. Ellis
                                            ------------------------------------
3343 Peachtree Road, N.E., Ste. 550      Gregory D. Ellis
Atlanta, GA 30326                        (Ga. Bar No.245310)
(404) 262-7373
                                         iPCS, INC.

                                         By:   /s/Timothy M .Yager
                                            ------------------------------------
                                         Title:   Chief Restructuring Officer
                                               ---------------------------------


                                         iPCS WIRELESS, INC.

                                         By:   /s/ Timothy M. Yager
                                            ------------------------------------
                                         Title:   Chief Restructuring Officer
                                               ---------------------------------

                                         iPCS EQUIPMENT, INC.

                                         By:   /s/Timothy M. Yager
                                            ------------------------------------
                                         Title:   Chief Restructuring Officer
                                               ---------------------------------